Exhibit 99.1

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG PREVIEWS PRELIMINARY FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2015

NASHVILLE, Tenn. – (October 20, 2015) – AmSurg Corp. (“AmSurg”) (NASDAQ: AMSG) today announced preliminary financial results for the third quarter ended September 30, 2015.

Based on preliminary unaudited information, AmSurg expects revenues for the third quarter of 2015 to be approximately $650.2 million compared to $502.4 million for the third quarter of 2014. Net earnings from continuing operations attributable to AmSurg common shareholders is expected to be approximately $40.4 million compared to a net loss of $12.1 million for the comparable prior-year period. Adjusted net earnings for the third quarter of 2015 is expected to be approximately $53.0 million compared to $34.6 million for the third quarter of 2014. Net earnings per diluted share from continuing operations attributable to AmSurg common shareholders is anticipated to be approximately $0.83 for the third quarter of 2015 compared to a net loss of $0.23 for the third quarter of the previous year. For the third quarter of 2015, adjusted net earnings per diluted share is expected to be approximately $1.03 compared to $0.69 for the third quarter of 2014. Adjusted EBITDA is anticipated to be approximately $133.2 million for the 2015 third quarter compared to $95.9 million for the 2014 third quarter.

See page 4 for a reconciliation of all GAAP and non-GAAP financial results.

AmSurg anticipates Ambulatory Services same-center revenue growth to be 6.6% and Physician Services same-contract revenue growth to be 10.1% for the third quarter of 2015. Net cash flows from operations, less distributions to noncontrolling interests, are expected to be approximately $118.7 million for the third quarter of 2015. The Company’s ratio of total debt at the end of the third quarter of 2015 to trailing 12 months EBITDA as calculated under the Company’s credit agreement is anticipated to be approximately 4.4.

The financial results are subject to finalization of the Company’s quarterly financial and accounting procedures. These preliminary third-quarter results are not necessarily indicative for any future period and should be read together with the “Risk Factors” section of this news release. These estimates are preliminary and are based upon the information available to management as of today’s date. Therefore, it is possible that AmSurg’s actual results may differ materially from these estimates due to the completion of AmSurg’s financial closing procedures, final adjustments and other developments that may arise between now and the time AmSurg’s 2015 third-quarter financial results are finalized.

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AMSG Previews Preliminary Financial Results for the Third Quarter of 2015

October 20, 2015

Conference Call

AmSurg Corp. will hold a conference call Tuesday, October 20, 2015, at 8:30 a.m. Eastern time. The dial-in number is (719) 325-2356, pass code 7964659. Presentation materials related to the conference call will be available on the Company’s web site, www.amsurg.com, by following the link to Investors. A telephonic replay of the conference call will be available through midnight on October 26, 2015, by dialing (719) 457-0820 and entering pass code 7964659. Investors will also have the opportunity to listen to the conference call over the Internet by going to the Company’s web site and following the link to Investors at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.

Risk Factors

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, but not limited to, the following risks: we may face challenges managing our Physician Services Division as a new business and may not realize anticipated benefits; we may become subject to investigations by federal and state entities and unpredictable impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; we may not be able to successfully maintain effective internal controls over financial reporting; we may not be able to implement our business strategy, manage the growth in our business, and integrate acquired businesses; our substantial indebtedness and restrictions in our debt instruments could adversely affect our business or our ability to implement our growth strategy, or limit our ability to react to changes in the economy or our industry; we may not generate sufficient cash to service our indebtedness, including any future indebtedness; regulatory changes may obligate us to buy out interests of physicians who are minority owners of our surgery centers; we may not be able to successfully maintain our information systems and processes, implement new systems and processes, and maintain the security of those systems and processes; we may fail to effectively and timely transition to the ICD-10 coding system; we may be subject to litigation and investigations and liability claims for damages and other expenses not covered by insurance; we may be required to write-off a portion of our intangible assets; payments from third-party payors, including government healthcare programs, may decrease or not increase as our costs increase; there may be adverse developments affecting the medical practices of our physician partners; we may not be able to maintain favorable relations with our physician partners; we may not be able to grow our ambulatory services revenue by increasing procedure volume while maintaining operating margins and profitability at our existing surgery centers; we may not be able to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors beyond our control may affect our business; our legal responsibility to minority owners of our surgery centers may conflict with our interests and prevent us from acting solely in our best interests; we may be adversely impacted by changes in patient volume and patient mix; several client relationships generate a significant portion of our physician services revenues; our physician services contracts may be cancelled or not renewed or we may not be able to enter into additional contracts under terms acceptable to us; reimbursement rates, revenue and profit margin under our fee-for-service physician services payor contracts may decrease; we may not be able to timely or accurately bill for services; laws and regulations that regulate payments for medical

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AMSG Previews Preliminary Financial Results for the Third Quarter of 2015

October 20, 2015

services made by government healthcare programs could cause our revenues to decrease; we may not be able to enroll our physician services providers in the Medicare and Medicaid programs on a timely basis; our strategic partnerships with healthcare providers may not be successful; our segments of the market for medical services have a high level of competition; we may not be able to successfully recruit and retain physicians, nurses and other clinical providers; we may not be able to accurately assess the costs we will incur under new contracts; our margins may be negatively impacted by cross-selling to existing clients or selling bundled services to new clients; we may not be able to enforce non-compete agreements with our physicians and other clinical employees in some jurisdictions; there may be unfavorable changes in regulatory, economic and other conditions in the states where we operate; legislative or regulatory action may make our captive insurance company arrangement less feasible or otherwise reduce our profitability; our reserves with respect to our losses covered under our insurance programs may not be sufficient; and the other risk factors are described in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by other filings with the Securities and Exchange Commission. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.

About AmSurg Corp.

AmSurg’s Ambulatory Services Division acquires, develops and operates ambulatory surgery centers in partnership with physicians throughout the U.S. AmSurg’s Physician Services Division, Sheridan, provides outsourced physician services in multiple specialties to hospitals, ASCs and other healthcare facilities throughout the U.S., primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. Through these businesses as of September 30, 2015, AmSurg owned and operated 253 ASCs in 34 states and provided physician services to more than 360 healthcare facilities in 27 states. AmSurg has partnerships with, or employs, over 5,000 physicians in 38 states and the District of Columbia.

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AMSG Previews Preliminary Financial Results for the Third Quarter of 2015

October 20, 2015

AMSURG CORP.

Unaudited Selected Consolidated Financial Data

(In thousands, except earnings per share)

	Three Months Ended September 30,
	2015	2014
	(Preliminary Estimates)
Reconciliation of net earnings (loss) to Adjusted net earnings (1):
Net earnings (loss) attributable to AmSurg Corp. shareholders	$42,661	$(9,834)
Loss from discontinued operations	—	1,877
Amortization of purchased intangibles	12,681	9,969
Share-based compensation	3,727	2,424
Transaction costs	2,107	25,102
Gain on deconsolidation	(9,112)	—
Net change in fair value of contingent consideration	1,928	—
Debt extinguishment costs	—	16,887
Deferred financing write-off	—	12,763

Total pre-tax adjustments	11,331	69,022
Tax effect (including $3.7 million in change in valuation allowance for 2015)	946	24,574

Total adjustments, net	10,385	44,448

Adjusted net earnings	$53,046	$34,614

Basic shares outstanding	47,707	46,320
Effect of dilutive securities, options and non-vested shares	3,568	3,904

Diluted shares outstanding, if converted	51,275	50,224

Adjusted earnings per share	$1.03	$0.69

Reconciliation of net earnings (loss) to Adjusted EBITDA (2):
Net earnings (loss) attributable to AmSurg Corp. shareholders	$42,661	$(9,834)
Loss from discontinued operations	—	1,376
Interest expense, net	30,242	39,054
Income tax expense	37,518	22
Depreciation and amortization	24,106	20,838

EBITDA	134,527	51,456
Adjustments:
Share-based compensation	3,727	2,424
Transaction costs	2,107	25,102
Gain on deconsolidation	(9,112)	—
Net change in fair value of contingent consideration	1,928	—
Debt extinguishment costs	—	16,887

Total adjustments	(1,350)	44,413

Adjusted EBITDA	$133,177	$95,869

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AMSG Previews Preliminary Financial Results for the Third Quarter of 2015

October 20, 2015

AMSURG CORP.

Footnotes to Reconciliations of Non-GAAP Measures to GAAP Measures

(1)	We believe the calculation of adjusted net earnings per diluted share attributable to AmSurg Corp. common shareholders provides a better measure of our ongoing performance and provides better comparability to prior periods because it excludes discontinued operations, the gains or loss from deconsolidations, which are non-cash in nature, transaction costs, including associated debt extinguishment costs and deferred financing write-off, and acquisition-related amortization expense (the majority of which relate to the Sheridan transaction and which are of a nature and significance not generally associated with our historical individual center acquisition activity), changes in contingent purchase price consideration and share-based compensation expense. Adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the items excluded from it is a significant component in understanding and assessing financial performance. Because adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, it may not be comparable as presented to other similarly titled measures of other companies. For purposes of calculating adjusted earnings per share, we utilize the if-converted method to determine the number of diluted shares outstanding. In periods where utilizing the if-converted method is anti-dilutive, the mandatory convertible preferred stock will not be included in the calculation of diluted shares outstanding.
(2)	We define Adjusted EBITDA of AmSurg as earnings before interest expense, net, income taxes, depreciation, amortization, share-based compensation, transaction costs, changes in contingent purchase price consideration, gain or loss on deconsolidations and discontinued operations. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to Adjusted EBITDA as defined.

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